Exhibit 5.1

indie Semiconductor 32 Journey Aliso Viejo, CA 92656 +1 (949) 608-0854

August 7, 2026

indie Semiconductor, Inc.

32 Journey

Aliso Viejo, California 92656

Re: indie Semiconductor, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

In connection with the registration of up to 17,000,000 shares of Class A Common Stock of indie Semiconductor, Inc., a Delaware corporation (the “Company”), par value $0.0001 per share (the “Shares”), under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about the date hereof, such Shares to be issued or delivered pursuant to the indie Semiconductor, Inc. 2021 Omnibus Equity Incentive Plan (the “2021 Plan”), you have requested my opinion set forth below.

In rendering the opinion below, I have examined originals or copies of those corporate and other records and documents as I considered appropriate. In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the legal power and authority of all persons signing on behalf of other parties, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which were not independently established or verified, I have relied upon oral or written statements and representations of officers and other representatives of the Company. In addition, I have obtained and relied upon those certificates of public officials as I considered appropriate.

indie Semiconductor 32 Journey Aliso Viejo, CA 92656 +1 (949) 608-0854

Based on the foregoing, and on consideration of those questions of law I considered relevant, and subject to the limitations and qualifications in this opinion, I am of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and when issued in accordance with such authorization, the provisions of the 2021 Plan, as appropriate, and relevant agreements duly authorized by and in accordance with the terms of the 2021 Plan, and upon payment for and delivery of the Shares as contemplated in accordance with the 2021 Plan and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s Common Stock, or (b) the book-entry of the Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.

The law covered by this opinion is limited to the current federal law of the United States and the current General Corporation Law of the State of Delaware. I express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

/s/ Audrey Wong
Audrey Wong
Chief Legal Officer
indie Semiconductor, Inc.